Exhibit 10.3

CANADIAN PURCHASE AND SALE AGREEMENT

dated as of September 13, 2024

among

DAYFORCE CANADA LTD.,

as Canadian Originator and as Canadian Servicer,

and

DAYFORCE CANADA RECEIVABLES LP,

as Buyer

and

MUFG BANK, LTD.,

as Administrative Agent

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TABLE OF CONTENTS

(continued)

SCHEDULE I	List and Location of each Originator
ANNEX 1	PPSA Details Schedule
ANNEX 2	Notice Information
EXHIBIT 2.5	Form of Quebec Assignment Agreement

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CANADIAN PURCHASE AND SALE AGREEMENT

THIS CANADIAN PURCHASE AND SALE AGREEMENT dated as of September 13, 2024 (this “Agreement”) is among DAYFORCE CANADA LTD., a Canadian corporation (“Dayforce” or the “Canadian Originator”), as originator and as initial Canadian Servicer (together with its successors and assigns, the “Canadian Servicer”), and DAYFORCE CANADA RECEIVABLES LP, a limited partnership formed under the laws of the Province of Ontario, Canada (together with its successors and assigns, the “Canadian LP”), by its general partner DAYFORCE CANADA RECEIVABLES LIMITED, a corporation incorporated under the federal laws of Canada (together with its successors and assigns, the “Canadian GP”), as buyer (the “Buyer”), and MUFG BANK, LTD., as Administrative Agent, as defined in the Receivables Purchase Agreement (as defined below). For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RELATED MATTERS

SECTION 1.1 Defined Terms. In this Agreement, unless otherwise specified: (a) capitalized terms are used as defined in (or by reference in) the Receivables Purchase Agreement, dated as of the date hereof (as amended, restated, modified or otherwise supplemented from time to time, the “Receivables Purchase Agreement”) among the Buyer, as a Seller, Dayforce Receivables LLC, as a Seller, the Persons from time to time party thereto as Servicers, the Persons from time to time party thereto as Purchasers and Group Agents and MUFG Bank, Ltd., as Administrative Agent, and (b) as used in this Agreement, unless the context otherwise requires, the following terms have the meanings indicated below:

“Canadian Defined Benefit Plan” means a “registered pension plan”, as that term is defined in subsection 248(1) of the Income Tax Act (Canada), which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Chief Office” has the meaning set out in Section 4.2(e).

“Excluded Canadian Trade Receivables” means each Excluded Trade Receivable originated by the Canadian Originator.

“Excluded Quebec Assets” has the meaning given to that term in Section 2.5(b).

“Purchase and Sale Termination Date” means, with respect to the Canadian Originator, the date that Receivables and Related Assets cease being sold, as applicable, to the Buyer under this Agreement pursuant to Article VI of this Agreement.

“Purchase and Sale Termination Event” means the occurrence of any of the following events or occurrences:

(a) the Canadian Originator shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall remain unremedied for two (2) Business Days;

(b) any representation or warranty made or deemed to be made by the Canadian Originator under or in connection with this Agreement or any other Transaction Document shall prove to have been false or incorrect in any material respect when made or deemed to be made (unless such representation or warranty relates solely to one or more specific Receivables and the Canadian Originator makes a Deemed Collection payment with respect to such Receivable to the extent required under this Agreement) and such breach, solely to the extent capable of cure, shall remain unremedied for thirty (30) days after the earlier of (A) written notice thereof has been provided by the Buyer or the Administrative Agent to the Canadian Originator or (B) a Responsible Officer of any Dayforce Party has knowledge thereof;

(c) the Canadian Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party on its part to be performed or observed and such failure, solely to the extent capable of cure, shall remain unremedied for thirty (30) days after the earlier of (A) written notice thereof has been provide by the Buyer or the Administrative Agent to the Canadian Originator or (B) a Responsible Officer of any Dayforce Party has knowledge thereof; or

(d) an Event of Bankruptcy shall have occurred with respect to the Canadian Originator.

“Purchase Price” has the meaning given in Section 2.3(a).

“Quebec Assignment Agreement” has the meaning given to that term in Section 2.5(a).

“Quebec Purchased Assets” has the meaning given to that term in the Quebec Assignment Agreement.

“Quebec Related Assets” has the meaning given to that term in the Quebec Assignment Agreement.

“Related Assets” means (a) all rights to, but not any obligations under, all Related Security with respect to the Receivables, (b) all Records solely to the extent evidencing such Receivable (but excluding (i) any obligations or liabilities under the Contracts and (ii) the related Contract and any other rights under such Contract to the extent unrelated to such Receivable), (c) all Collections in respect of, and other proceeds of, the Receivables or any other Related Security, (d) all rights and remedies of the Canadian Originator under any Transaction Documents (other than this Agreement) and any other rights or assets pledged, sold or otherwise transferred to the Buyer hereunder, and (e) all products and proceeds of any of the foregoing.

SECTION 1.2 Other Interpretive Matters. The interpretation of this Agreement, unless otherwise specified, is subject to Section 1.02 of the Receivables Purchase Agreement.

SECTION 1.3 Administrative Agent References. Any reference in this Agreement to the Administrative Agent as assignee of the Buyer shall be construed to be a reference both to (as appropriate): (a) the Administrative Agent as a secured creditor of the Buyer having been granted a security interest over all of the Buyer’s present and after-acquired personal property, including the Canadian Trade Receivables and the Related Assets sold by the Canadian Originator to the Buyer pursuant hereto and (b) in the case of Sold Receivables (if any), as the purchaser of Sold Receivables from the Buyer pursuant to the Receivables Purchase Agreement.

ARTICLE II

AGREEMENT TO PURCHASE AND SELL

SECTION 2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the Canadian Originator hereby sells to the Buyer, and the Buyer hereby purchases from the Canadian Originator, on a fully-serviced basis, all of the Canadian Originator’s right, title and interest in, to and under the Canadian Trade Receivables and the Related Assets, in each case whether now existing or hereafter arising, acquired, or originated.

SECTION 2.2 Timing of Purchases. All of the Canadian Trade Receivables (other than any Quebec Receivable) existing at the opening of the Canadian Originator’s business on the Closing Date are hereby sold, transferred, assigned and conveyed to the Buyer on such date in accordance with the terms hereof. All of the Canadian Trade Receivables (other than the Quebec Receivables) originated by the Canadian Originator after the opening of the Canadian Originator’s business on the Closing Date until the Purchase and Sale Termination Date shall be sold, transferred, assigned and conveyed to the Buyer on such date in accordance with the terms hereof. Effective on the Closing Date, the Canadian Originator hereby sells, transfers, assigns and conveys to the Buyer, and the Buyer hereby purchases, the Canadian Originator’s entire right, title and interest in, to and under all present and future Quebec Receivables and the Quebec Related Assets with respect thereto, including the universality of all present and future claims and rights of action arising from (i) the present and future Quebec Receivables of the Canadian Originator and (ii) the Quebec Related Assets with respect to such present and future Quebec Receivables. With respect to any Canadian Trade Receivables that are sold, transferred, assigned and conveyed to the Buyer, the Buyer shall pay to the Canadian Originator (i) in the case of Canadian Trade Receivables other than Quebec Receivables, on the date of such sale the applicable Purchase Price for such Canadian Trade Receivables in immediately available funds and (ii) in the case of Quebec Receivables, on the date of the creation of each such Quebec Receivable by the Canadian Originator, the applicable Purchase Price for such Quebec Receivable in immediately available funds; provided, however, to the extent that the Buyer does not have funds available to pay the Purchase Price due on the sale date in cash, the Buyer shall pay the difference by issuing limited partnership units in the Buyer to the Canadian Originator and by adding to the Canadian Originator’s capital account in the Buyer an amount equal to such difference as provided in Section 2.3(c) below. On and after the Closing Date until the Purchase and Sale Termination Date, each Canadian Trade Receivable shall be, and shall be deemed to have been, sold, transferred, assigned and conveyed to the Buyer immediately (and without further action by any Person) upon the creation of such Canadian Trade Receivable or, in the case of Quebec Receivables, on the Closing Date. The Related Assets with respect to each Canadian Trade Receivable shall be sold, transferred, assigned and conveyed at the same time as such Canadian Trade Receivable, whether such Related Assets exist at such time or arise, are acquired or are originated thereafter.

SECTION 2.3 Purchase Price.

(a) The purchase price (“Purchase Price”) payable by the Buyer to the Canadian Originator for the Canadian Trade Receivables and the Related Assets shall equal the fair market value of the Canadian Trade Receivables and the Related Assets (taking into account a discount for the time value of money, historic and expected losses and the Canadian Originator’s obligations pursuant to Section 3.2) as agreed by the Canadian Originator and the Buyer at the time of purchase or acquisition. The Purchase Price shall not be adjusted or modified after the applicable purchase date.

(b) Subject to Section 2.5(b) in respect of any Excluded Quebec Assets, the Buyer shall pay the Canadian Originator the Purchase Price with respect to each Canadian Trade Receivable and the Related Assets, created or acquired by the Canadian Originator and transferred to the Buyer hereunder as set forth above by transfer of funds, to the extent that the Buyer has funds available for that purpose after satisfying the Buyer’s obligations under the Receivables Purchase Agreement.

(c) Subject to Section 2.5(b) in respect of any Excluded Quebec Assets, to the extent that any portion of the Purchase Price arising on any day remains unpaid after giving effect to the amount paid in cash by the Buyer as provided in Section 2.3(b) above, the Buyer will satisfy the remaining Purchase Price by issuing additional limited partnership units in the Buyer to the Canadian Originator and/or by adding to the Canadian Originator’s capital account in the Buyer an amount equal to the remaining Purchase Price.

(d) The Canadian Originator and the Buyer will allocate the Purchase Price payable under this Section 2.3 for the Canadian Trade Receivables such that any discount applied to the face value of any Canadian Trade Receivable transferred to the Buyer hereunder is allocated to the portion of such Canadian Trade Receivable that is not attributable to goods and services tax or harmonized sales tax under the Excise Tax Act (Canada).

SECTION 2.4 No Recourse or Assumption of Obligations. Except as specifically provided in this Agreement, the sale of Canadian Trade Receivables and Related Assets under this Agreement shall be without recourse to the Canadian Originator. The Canadian Originator and the Buyer intend the transactions hereunder to constitute absolute and irrevocable true sales of Canadian Trade Receivables and the Related Assets by the Canadian Originator to the Buyer, providing the Buyer with the full risks and benefits of ownership of the Canadian Trade Receivables and Related Assets (such that the Canadian Trade Receivables and the Related Assets would not be property of the Canadian Originator’s estate in the event of the Canadian Originator’s bankruptcy).

None of the Buyer, the Administrative Agent, the Purchaser Parties or the other Affected Persons shall have any obligation or liability under any Canadian Trade Receivables or Related Assets, nor shall the Buyer, the Administrative Agent, any Purchaser Party or the other Affected Persons have any obligation or liability to any Obligor or other customer or client of the Canadian Originator (including any obligation to perform any of the obligations of the Canadian Originator under any Canadian Trade Receivables or Related Assets) or to any Servicer.

SECTION 2.5 Purchase and Sale of Quebec Receivables.

(a) The Canadian Originator shall deliver to the Buyer an executed Quebec assignment agreement in respect of Quebec Receivables in the form attached hereto as Exhibit 2.5 (a “Quebec Assignment Agreement”) contemporaneously with the sale of Quebec Receivables by the Canadian Originator to the Buyer hereunder, and the Canadian Originator shall promptly execute and deliver to the Buyer, upon the Buyer’s request and at the Canadian Originator’s expense, such information, applications for registration with the Register of Personal and Movable Real Rights (Quebec) and such other writings as the Buyer may reasonably request to give effect to the sale, assignment and transfer of such Quebec Receivables to the Buyer. Without limiting the forgoing, the Canadian Originator shall promptly, and in any such event within ten (10) Business Days after the sale of Quebec Receivables by the Canadian Originator to the Buyer hereunder, cause an application for registration to be prepared and registered with the Register of Personal and Movable Real Rights (Quebec) in respect of the Quebec Assignment Agreement delivered by the Canadian Originator and cause Quebec counsel to deliver a post registration opinion confirming that all such registrations have been duly effected and that the Quebec Purchased Assets described in such registration constitute a universality of claims for purposes of article 1642 of the Civil Code of Quebec.

(b) All of the Buyer’s right, title and interest in any Quebec Receivable that is an Excluded Receivable and that has been purchased from the Canadian Originator, together with all Quebec Related Assets related thereto (collectively, the “Excluded Quebec Assets”) shall be deemed to have been sold, assigned, transferred and conveyed by the Buyer to the Canadian Originator, without recourse or warranty (express, implied, statutory or otherwise), effective one minute after the relevant Excluded Quebec Assets are purchased by the Buyer from the Canadian Originator, in consideration for an amount equal to the Purchase Price payable by the Buyer for such Excluded Quebec Assets (being the fair market value of such Excluded Quebec Assets at such time), and such amounts owing by the Canadian Originator to the Buyer shall be offset against equivalent amounts of Purchase Price payable by the Buyer to the Canadian Originator. The parties hereby agree that the foregoing is sufficient to fully effect the sale, assignment, transfer and conveyance of the Excluded Quebec Assets from the Buyer to the Canadian Originator, without the need of any formal or other instrument of assignment.

ARTICLE III

ADMINISTRATION AND COLLECTION

SECTION 3.1 Dayforce and Dayforce Bank to Act as Servicers; Contracts.

(a) All purchases of Canadian Trade Receivables and Related Assets shall be made on the basis that the Canadian Trade Receivables and Related Assets shall be fully serviced by the Canadian Originator and neither the Canadian Originator nor its Affiliates or agents shall be entitled to receive any further compensation for its services in connection therewith or any reimbursement for any costs or expenses incurred by it in such capacity, it being acknowledged by the Canadian Originator that the Purchase Price received by it for the sale, assignment and transfer of the Canadian Trade Receivables and the Related Assets to Buyer pursuant to this Agreement covers any servicing activities relating to the Canadian Trade Receivables and Related Assets and reimbursement for all expenses incurred by it. The Canadian Originator acknowledges that the responsibility for servicing the Canadian Trade Receivables and Related Assets sold by it under this Agreement is that of the Canadian Originator and the Canadian Originator hereby agrees to service such Canadian Trade Receivables and Related Assets in accordance with and subject to the terms set out herein and in the Receivables Purchase Agreement. The Administrative Agent may terminate the Canadian Originator as a servicer of the Canadian Trade Receivables and Related Assets concurrently with the termination of the Canadian Servicer under the Receivables Purchase Agreement.

(b) The Canadian Originator shall reasonably cooperate with the Buyer and the Canadian Servicer in collecting amounts due from Obligors in respect of the Canadian Trade Receivables.

(c) The Buyer hereby grants to the Canadian Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of the Buyer any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any cheques, instruments or other proceeds of the Receivables or other right of any kind held or transmitted by the Buyer or transmitted or received by the Buyer (whether or not from the Canadian Originator) in connection with any Canadian Trade Receivable and any Related Assets (including under the related Records).

(d) The Canadian Originator hereby grants to the Buyer and the Administrative Agent, as its assignee, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of the Buyer or the Canadian Originator, as the case may be, any and all steps which are necessary or advisable (in the case of the Administrative Agent, only after the occurrence of an Event of Termination that has not been waived in accordance with the Receivables Purchase Agreement) to endorse, negotiate, enforce, or otherwise realize on any cheques, instruments or other proceeds of the Canadian Trade Receivables or other right of any kind held or transmitted by the Buyer or the Canadian Originator or transmitted to or received by the Buyer (whether or not from the Canadian Originator) or the Canadian Originator in connection with any Canadian Trade Receivable and any Related Assets (including under the related Records). Notwithstanding the foregoing or any other provision of this Agreement, unless an Event of Termination has occurred and is continuing, neither the Buyer or the Administrative Agent, as its assignee, shall contact any Obligor in connection with the Transaction Documents without the prior written consent of the Canadian Servicer.

(e) The Canadian Originator shall perform all of its obligations under the Records to the same extent as if the Canadian Trade Receivables had not been sold hereunder and the exercise by each of the Buyer, the Canadian Servicer, the Administrative Agent or any of their respective designees of its rights hereunder or under the Receivables Purchase Agreement shall not relieve the Canadian Originator from such obligations.

SECTION 3.2 Deemed Collections. (a) If on any day:

(i) the Unpaid Balance of any Canadian Trade Receivable originated by the Canadian Originator is: (A) reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Canadian Originator or any Affiliate of the Canadian Originator, or any setoff, counterclaim or dispute between the Canadian Originator or any Affiliate of the Canadian Originator, and an Obligor, (B) less than the amount included in calculating the Net Pool Balance for purposes of any Information Package (for any reason other than due to the application of Collections received on such Receivable), or (C) extended, amended or otherwise modified or waived or any payment term or condition of any related Contract is amended, modified or waived (except as expressly permitted under Section 9.02(a) of the Receivables Purchase Agreement); or

(ii) any of the representations or warranties of the Canadian Originator set forth in Section 4.2 were untrue when made with respect to any Canadian Trade Receivable originated by the Canadian Originator at the time made or deemed made;

then, on such day, the Canadian Originator shall be deemed to have received a Collection on such Canadian Trade Receivable:

(1) in the case of clause (i)(A) above, in the amount of such reduction, adjustment or cancellation;

(2) in the case of clause (i)(B) above, in the amount of the difference between the actual Unpaid Balance (as determined immediately prior to the applicable event) and the amount included in respect of such Canadian Trade Receivable in calculating the Net Pool Balance;

(3) in the case of clause (i)(C) above, in the amount (if any) that such extension, amendment, modification or waiver adversely affects the Unpaid Balance of the related Canadian Trade Receivable (including, for greater certainty, its net present value); or

(4) in the case of clause (ii) above, in the amount of the entire Unpaid Balance of the relevant Canadian Trade Receivable (as determined immediately prior to the applicable event) with respect to which such representations or warranties of the Canadian Originator were or became untrue.

Collections deemed received by the Canadian Originator under this Section 3.2(a) are herein referred to as “Deemed Collections”.

(b) To the extent that the Canadian Originator is deemed to have received a Deemed Collection, the Canadian Originator (or the Canadian Servicer on its behalf) shall within two (2) Business Days pay to the Canadian Lock-Box Account (or, where the effect of the related reduction, adjustment, modification or breach is to cause a Capital Coverage Deficit or if such reduction, adjustment, modification or breach occurs on or after the Termination Date or at any time when a Purchase and Sale Termination Event or an Event of Termination has occurred and is continuing, as otherwise directed by the Administrative Agent at such time) an amount equal to the sum of all Deemed Collections with respect to such reduction, adjustment, modification or breach.

SECTION 3.3 Actions Evidencing Purchases. (a) On or prior to the Closing Date, the Canadian Originator (or the Canadian Servicer, on behalf of the Canadian Originator) shall mark its records evidencing Canadian Trade Receivables and Contracts in a form acceptable to the Buyer, evidencing that the Canadian Trade Receivables originated by the Canadian Originator have been transferred in accordance with this Agreement, and that neither the Canadian Originator nor the Canadian Servicer shall change or remove such mark without the consent of the Buyer and the Administrative Agent, as its assignee. In addition, the Canadian Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Buyer or the Administrative Agent, as its assignee, may reasonably request in order to perfect, protect or more fully evidence the purchases and sales hereunder, or to enable the Buyer or the Administrative Agent, as its assignee, to exercise or enforce any of their respective rights with respect to the Canadian Trade Receivables and the Related Assets. Without limiting the generality of the foregoing, the Canadian Originator will upon the request of the Buyer or the Administrative Agent, as its assignee, or its designee: (i) authorize and file such financing or financing change statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect the interests of the Buyer and the Administrative Agent, as its assignee, in the Canadian Trade Receivables originated by the Canadian Originator and the Related Assets; and (ii) if an Event of Termination has occurred and is continuing, mark its master data processing records that evidence or list such Canadian Trade Receivables and related Contracts with a legend, acceptable to the Buyer and the Administrative Agent, as its assignee, evidencing that the related Canadian Trade Receivables have been sold in accordance with this Agreement.

(b) The Canadian Originator hereby authorizes the Buyer, the Administrative Agent, as its assignee, or its designee (i) to file against the Canadian Originator one or more financing or financing change statements, and amendments thereto and assignments thereof, relative to one or more Canadian Trade Receivables originated by the Canadian Originator and the Related Assets now existing or hereafter arising and (ii) during the existence of an Event of Termination and to the extent permitted by the Receivables Purchase Agreement, to notify Obligors of the assignment of the Canadian Trade Receivables originated by the Canadian Originator and the Related Assets.

(c) Without limiting the generality of Section 3.3(a), the Canadian Originator shall: authorize and deliver and file or cause to be filed appropriate financing change statements, not earlier than six months and not later than one month prior to the expiry date of the financing statements filed in connection with the Closing Date or any other financing statement filed pursuant to this Agreement, if the Final Payout Date shall not have occurred.

SECTION 3.4 Application of Collections. (a) Any payment by an Obligor in respect of any indebtedness owed by it shall be applied as specified in writing or otherwise by such Obligor or as required by Applicable Law or by the underlying Contract. If the manner of application of any such payment is not specified by the related Obligor and is not required by Applicable Law or by the underlying Contract, such payment shall, unless Buyer instructs otherwise, be applied: first, as a Collection on any Canadian Trade Receivable then outstanding of such Obligor, with such Canadian Trade Receivables being paid in the order of the oldest first, and, second, to any other indebtedness of such Obligor.

SECTION 3.5 Canadian Originator Accounts. The Canadian Servicer and the Canadian Originator hereby acknowledge and agree that neither the Canadian Servicer nor the Canadian Originator has any right, title or interest in any Collections on deposit in any Canadian Originator Account or otherwise received by the Canadian Servicer or the Canadian Originator. To the extent that any Canadian Originator Account is titled in the name of the Canadian Originator or the Canadian Servicer, or the Canadian Originator or the Canadian Servicer otherwise holds any such Collections, the Canadian Originator or Canadian Servicer is holding such Collections solely as Buyer’s agent, for the benefit of the Buyer and its assigns. To the extent that the Buyer (or following the occurrence of any Event of Termination, the Administrative Agent) instructs the Canadian Servicer or the Canadian Originator to remit any such amounts that constitute Collections on deposit in any such Canadian Originator Account, the Canadian Servicer or the Canadian Originator shall promptly remit such amounts directly to the Administrative Agent to be applied in accordance with the priority of payments set forth in Section 4.01 of the Receivables Purchase Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Mutual Representations and Warranties. The Canadian Originator represents and warrants to the Buyer, and the Buyer represents and warrants to the Canadian Originator, as of the date hereof and as of each date on which a purchase and sale is made hereunder, as follows:

(a) Organization and Good Standing. It has been duly organized in, and is validly existing as a corporation or limited partnership, as applicable, in good standing under the Applicable Laws of its jurisdiction of organization, with all requisite power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, except to the extent that such failure could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Due Qualification. It is duly qualified to do business as a corporation or limited partnership, as applicable, in good standing in its jurisdiction of organization and has obtained all necessary licenses, approvals and qualifications, if any, in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualifications, licenses or approvals, except where failure to be in good standing or to hold any such qualifications, licenses and approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. It (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party in any capacity, (B) carry out the terms of and perform its obligations under the Transaction Documents applicable to it, (C) with respect to the Canadian Originator, sell, assign, transfer and convey the Canadian Trade Receivables and the Related Assets on the terms and conditions herein provided, and (D) with respect to the Buyer, purchase and own the Canadian Trade Receivables and the Related Assets on the terms and conditions herein provided and (ii) has duly authorized by all necessary corporate or limited partnership action, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party in any capacity.

(d) Binding Obligations. This Agreement constitutes, and each other Transaction Document to be signed by it when duly executed and delivered by it will constitute, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Violation. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party will not (i) conflict with or result in any breach or (without notice or lapse of time or both) a default under, (A) its articles or certificate of incorporation, by-laws, certificate of formation or limited partnership agreement, as applicable, or (B) any indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, or (iii) violate any Applicable Law applicable to it or any of its properties where such violation of Applicable Law could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) No Proceedings. There are no actions, suits, proceedings or investigations pending, or to its knowledge threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which it is a party, (ii) seeking to prevent the sale, assignment, transfer and conveyance of any Canadian Trade Receivables and Related Assets or the consummation of the purposes of this Agreement or of any of the other Transaction Documents to which it is a party or (iii) seeking any determination or ruling that has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document to which it is a party or the transactions contemplated thereby, except for (i) the filing of the PPSA financing statements referred to in Article VI of the Receivables Purchase Agreement, all of which, at the time required in Article VI of the Receivables Purchase Agreement, shall have been duly made and shall be in full force and effect and any filings required under applicable securities laws, (ii) those that have been made or obtained and are in full force and effect or (iii) where the failure to have such approvals could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to its knowledge threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against (i) any Dayforce Party or any of their Subsidiaries or against any of their properties that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) the Buyer.

(i) Ordinary Course of Business. Collections on the Canadian Trade Receivables transferred by the Canadian Originator to the Buyer under this Agreement or pursuant to the Transaction Documents will have been remitted by the Canadian Originator to the Buyer in the ordinary course of business or financial affairs of the Canadian Originator and the Buyer.

(j) Tax Residency. The Buyer is a “Canadian partnership” within the meaning of the Income Tax Act (Canada).

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

SECTION 4.2 Additional Representations and Warranties of the Canadian Originator. The Canadian Originator represents and warrants to the Buyer as of the date hereof and as of each date on which a purchase and sale is made hereunder, as follows:

(a) Valid Sale. This Agreement constitutes an absolute and irrevocable valid sale, transfer, assignment and conveyance of the Canadian Trade Receivables originated by the Canadian Originator and the Related Assets to the Buyer free and clear of any Adverse Claim, or alternatively the granting of a valid security interest in the Canadian Trade Receivables originated by the Canadian Originator and the Related Assets to the Buyer, enforceable against creditors of, and purchasers from, the Canadian Originator.

(b) [Reserved].

(c) Quality of Title. At the time of its sale or contribution to the Buyer hereunder, each Canadian Trade Receivable originated by the Canadian Originator, together with the Related Assets, is owned by it free and clear of any Adverse Claim;

when Buyer purchases such Canadian Trade Receivable and Related Assets and all Collections and proceeds if any of the foregoing, the Buyer shall have acquired for fair market value, all right, title and interest of the Canadian Originator thereto (and the Canadian Originator represents and warrants that it has taken all steps under the PPSA necessary to perfect the transfer of such ownership interest in such assets), free and clear of any Adverse Claim; and no financing statement or other instrument similar in effect covering any Canadian Trade Receivable, any interest therein, and the Related Assets is on file in any recording office, except such as may be filed (i) in favour of the Buyer in accordance with any Transaction Document (and assigned to the Administrative Agent) or (ii) in favour of the Administrative Agent in accordance with the Receivables Purchase Agreement or any Transaction Document. On or before the Closing Date or the date upon which the Canadian Originator becomes a party to this Agreement, as applicable, Buyer shall have received copies of all releases, estoppels and no-interest letters from any Person who has made a registration or filing against the Canadian Originator that could be relied upon to perfect or protect a security interest or other interest in the Canadian Trade Receivables or Related Assets, confirming that such registration or filing does not perfect or protect a security interest or other interest in the Canadian Trade Receivables and Related Assets and that such Person will not rely on such registration or filing for such purpose.

(d) Accurate Reports. No Information Package, Weekly Report or any other information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of the Canadian Originator or any of its Affiliates to the Buyer, the Administrative Agent, any Group Agent or any other Secured Party in connection with the Canadian Trade Receivables, the Related Assets, this Agreement or any other Transaction Document: (i) was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or as of the date so furnished; or (ii) contained when furnished any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, however, that with respect to (x) projected financial information and information of a general economic or industry specific nature, the Canadian Originator represents only that such information has been prepared in good faith based on assumptions believed by the Canadian Originator to be reasonable at the time such information was delivered and (y) any information, document or report provided by a third-party, the Canadian Originator represents only that such information is true and correct in all material respects to the knowledge of the Dayforce Parties.

(e) PPSA Details. (i) The Canadian Originator’s true legal name (including any French only name, combined French/English name and/or English/French name) as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization and (ii) the location of the Canadian Originator’s chief executive office, principal place of business and registered office and the jurisdiction in which the Canadian Originator is located (within the meaning of each applicable PPSA) (each a “Chief Office”) and (iii) are specified in Annex 1 and the offices where the Canadian Originator keeps all its Records are specified in Annex 1 (or at such other locations, notified to the Administrative Agent and the Buyer in accordance with Section

7.01(l) or 8.01(f) of the Receivables Purchase Agreement), in jurisdictions where all actions required under Section 9.06 of the Receivables Purchase Agreement has been taken and completed. Except as described in Annex 1, the Canadian Originator has no, and has never had any, business names, trade names, fictitious names, assumed names or “doing business as” names and the Canadian Originator has never changed the location of its Chief Office or its true legal name, identity, jurisdiction of organization or corporate structure. The Canadian Originator is organized only in a single jurisdiction.

(f) Canadian Lock-Box Accounts and Canadian Originator Accounts. The names and addresses of all of the Canadian Lock-Box Banks, Canadian Originator Banks, together with the account numbers of the Canadian Lock-Box Accounts, Canadian Originator Accounts at such Canadian Lock-Box Banks and Canadian Originator Banks, are specified in Schedule II to the Receivables Purchase Agreement.

(g) Tax Status. The Canadian Originator (i) has timely filed all federal and other material Tax returns required to be filed by it and (ii) has paid and/or remitted or caused to be paid and/or remitted all federal and other material Taxes, assessments and other governmental charges, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP.

(h) [Reserved].

(i) [Reserved].

(j) Compliance with Applicable Law. The Canadian Originator has complied with all Applicable Law, except where such noncompliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k) Eligible Receivables. Each Canadian Trade Receivable was an Eligible Receivable on the date of any sale hereunder, unless otherwise specified in the first Information Package or Weekly Report that includes such Canadian Trade Receivable.

(l) Adverse Change. Since December 31, 2023, there has been no event or occurrence that has caused, or could reasonably be expected to cause, a Material Adverse Effect.

(m) Financial Condition. All financial statements of the Performance Guarantor and its consolidated Subsidiaries delivered pursuant to Section 8.05(a) of the Receivables Purchase Agreement were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition, business, and operations of the Performance Guarantor and its consolidated Subsidiaries as of the date and for the period presented or provided (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments).

(n) [Reserved].

(o) Canadian Pension Plans. The Canadian Originator has not sponsored, maintained, contributed to, or otherwise incurred liability under, any Canadian Defined Benefit Plan.

(p) No Event of Termination. No event has occurred and is continuing and no condition exists, or would result from the sale, transfer, assignment and conveyance of the Receivables originated by the Canadian Originator, that constitutes or could reasonably be expected to constitute an Event of Termination or Unmatured Event of Termination.

(q) No Fraudulent Conveyance. No sale hereunder constitutes a fraudulent transfer or conveyance, preference or transfer at undervalue under any of the Bankruptcy and Insolvency Act (Canada), the Companies Creditors’ Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the Assignments and Preferences Act (Ontario) and the Fraudulent Conveyances Act (Ontario) or is otherwise void or voidable under such or similar laws or principles or for any other reason.

(r) Solvent. The Canadian Originator is Solvent.

(s) Reliance on Separate Legal Identity. The Canadian Originator hereby acknowledges that the Secured Parties, the Group Agents and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Canadian Originator’s identity as a legal entity separate from the Buyer.

(t) Sanctions. None of the Dayforce Parties, any Affiliate or Subsidiary thereof, or any of their respective directors, officers or employees, is a Sanctioned Person.

(u) Proceeds. No portion of the Purchase Price or use of proceeds thereof or any other transaction contemplated by this Agreement or any other Transaction Document will violate any Sanctions applicable to any Dayforce Party or any Purchaser Party.

(v) Opinions. The facts regarding the Canadian Originator, the Canadian Trade Receivables, the Related Assets, the transactions contemplated by the Transaction Documents and the related matters set forth or assumed in each of the true sale and non-consolidation opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(w) Bulk Sales Act. No transaction contemplated hereby requires compliance by it with any bulk sales act or similar law.

(x) Receivables Facility. The facility established by this Agreement and the other Transaction Documents constitutes a “Receivables Facility” and the Buyer constitutes a “Receivables Subsidiary”, in each case, as defined in the Credit Agreement.

(y) Other Transaction Documents. Each representation and warranty made by the Canadian Originator under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

ARTICLE V

GENERAL COVENANTS

SECTION 5.1 Mutual Covenants. At all times prior to the Final Payout Date, the Buyer and the Canadian Originator shall:

(a) Compliance with Applicable Laws, Etc. Comply with all Applicable Laws with respect to it, the Canadian Trade Receivables and each of the related Contracts, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Existence. Preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as an extra-provincial corporation, in each jurisdiction except where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges or to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Separateness. (i) To the extent applicable to it, observe the applicable legal requirements for the recognition of the Buyer as a legal entity separate and apart from the Canadian Originator and any Affiliate of the Canadian Originator, including complying with (and causing to be true and correct), each of the facts and assumptions contained in the legal opinions of counsel delivered in connection with this Agreement and the other Transaction Documents regarding “true sale” and “substantive consolidation” matters (and any later bring-downs or replacements of such opinions), and (ii) not take any actions inconsistent with the terms of Section 8.08 of the Receivables Purchase Agreement or the Buyer’s limited partnership agreement.

SECTION 5.2 Additional Covenants of the Canadian Originator. At all times prior to the Final Payout Date, the Canadian Originator shall:

(a) Inspections. (i) From time to time, upon reasonable notice from the Buyer or Administrative Agent, as applicable, and at reasonable times during regular business hours, permit the Buyer, the Administrative Agent, each Group Agent and any of their respective agents or representatives including independent chartered accountants or other auditors or consultants acceptable to the Administrative Agent, such Group Agent or the Buyer, as applicable, (A) to examine and make copies of and abstracts from all Records of the Dayforce Parties, regardless of whether in the possession or under the control of the Canadian Originator or its Affiliates or agents, and (B) to visit the offices and properties of the Canadian Originator or its agents for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Canadian Trade Receivables originated by the Canadian Originator or the Canadian Originator’s

performance hereunder with any of the officers or employees of the Canadian Originator or its Affiliates and (ii) without limiting the provisions of clause (i) above, from time to time on request of the Administrative Agent or the Buyer, permit independent chartered accountants or other consultants or auditors acceptable to the Administrative Agent to conduct, at the Canadian Originator’s expense, a review of the Canadian Originator’s books and records relating to Pool Receivables and Related Assets; provided that, unless an Event of Termination shall have occurred that has not been waived in accordance with the Receivables Purchase Agreement at the time any such audit/inspection is requested, the Canadian Originator shall only be required to reimburse any Person for costs and expenses related to one such audit/inspection during any calendar year (excluding any audits/inspections requested by the Buyer). If a Ratings Event has occurred and is continuing, the Administrative Agent may appoint a third party to monitor the servicing of the Pool Receivables, including the disposition of Collections received in the Canadian Originator Accounts and Canadian Lock-Box Accounts.

(b) Keeping of Records and Books of Account; Delivery. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including (i) an ability to recreate records evidencing the Canadian Trade Receivables and Related Assets in the event of the destruction of the originals thereof and (ii) procedures to identify and track sales with respect to, and collections on, Excluded Canadian Trade Receivables, in each case, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained (or transferred to the Canadian Servicer), all documents, books, records and other information necessary or advisable for the collection of all Canadian Trade Receivables and Related Assets and the identification and reporting of all Excluded Canadian Trade Receivables (including records adequate to permit the daily identification of each new Canadian Trade Receivable and Excluded Canadian Trade Receivable and all Collections on and adjustments to each existing Canadian Trade Receivable and Excluded Canadian Trade Receivable received, made or otherwise processed on that day). At any time after the occurrence of an Event of Termination that has not been waived in accordance with the Receivables Purchase Agreement, upon the request of the Administrative Agent or the Buyer, deliver copies of all Contracts to the Administrative Agent or its designee, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Canadian Trade Receivable against any Obligor thereof.

(c) Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and the Canadian Trade Receivables, unless if either (i) a Capital Coverage Deficit exists or shall exist after giving effect thereto or (ii) an Event of Termination has occurred and is continuing, the Canadian Originator or the Canadian Servicer makes a Deemed Collection payment in respect of the entire Unpaid Balance thereof in accordance with Section 3.2.

(d) Location of Records. Keep its Chief Office, and the offices where it keeps its Records (and all original documents relating thereto), at the address(es) of the Canadian Originator referred to in Annex 1 or, upon thirty (30) days’ prior written notice to the Administrative Agent, at such other locations in jurisdictions where all action required by Section 9.06 of the Receivables Purchase Agreement shall have been taken and completed.

(e) [Reserved].

(f) Collections. Instruct all Obligors to cause all Collections on Canadian Trade Receivables and Related Assets to be deposited directly in (x) a Canadian Lock-Box Account that, if such date of determination is on or after the Second Post-Closing Date, is covered by an effective Canadian Lock-Box Agreement or (y) a Canadian Originator Account that is not subject to any Adverse Claim. If requested by the Administrative Agent or if an Event of Termination has occurred and is continuing, the Canadian Originator shall cause the full amount of Collections deposited in each Canadian Originator Account to be transferred into a Canadian Lock-Box Account that, if such date of determination is on or after the Second Post-Closing Date, is covered by an effective Canadian Lock-Box Agreement, within two (2) Business Days of receipt in the Canadian Originator Account. The Canadian Originator shall take commercially reasonable action to ensure that (i) Collections on Canadian Trade Receivables and the Related Security are deposited by the related Obligor directly in a Canadian Lock-Box Account or a Canadian Originator Account and (ii) no funds other than Collections on Canadian Trade Receivables and collections on Excluded Canadian Trade Receivables are deposited into a Canadian Lock-Box Account. In the event the Canadian Originator, any Servicer or any of their respective Affiliates otherwise receives any Collections on Canadian Trade Receivables, such Person will deposit such Collections in a Canadian Lock-Box Account that, if such date of determination is on or after the Second Post-Closing Date, is covered by a Canadian Lock-Box Agreement within two (2) Business Days of such receipt thereof. If an Event of Termination occurs at any time prior to the Second Post-Closing Date, the Canadian Originator shall promptly remit (or cause to be promptly remitted) to a Canadian Lock-Box Account covered by an effective Canadian Lock-Box Agreement or to the Administrative Agent (or as otherwise directed by the Administrative Agent at such time), all Collections on Canadian Trade Receivables received by any Dayforce Party or any of their Affiliates. In the event that any funds other than Collections are deposited into any Canadian Lock-Box Account, the Canadian Originator (or the Canadian Servicer on their behalf) shall within two (2) Business Days identify and transfer such funds out of such Canadian Lock-Box Account. The Canadian Originator shall at all times maintain or cause to be maintained such documents, books, records and other information necessary or advisable to (i) on a daily basis identify Collections on Canadian Trade Receivables received from time to time and (ii) segregate within two (2) Business Days Collections on Canadian Trade Receivables from property of the Servicers, the Canadian Originator, each other Dayforce Party and their respective Affiliates other than the Buyer. The Canadian Originator shall ensure that no disbursements are made from any Canadian Lock-Box Account, other than such disbursements that are made at the direction and for the account of the Buyer for purposes of application in accordance with the Receivables Purchase Agreement.

(g) Agreed Upon Procedures. Reasonably cooperate with the applicable Servicer and the designated accountants or consultants for each annual agreed upon procedures report required pursuant to Sections 8.02(f) and 8.05(g) of the Receivables Purchase Agreement.

(h) Frequency of Billing. Prepare and deliver (or cause to be prepared and delivered) invoices with respect to each Canadian Trade Receivable in accordance with its Credit and Collection Policy, but in any event no less frequently than as required under the Contract related to such Canadian Trade Receivable.

(i) Insurance. Keep its material insurable properties adequately insured in all material respects at all times by financially sound and reputable insurers to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with Persons in the same or similar businesses operating in the same or similar locations.

(j) Maintenance of Assets. Other than as could not reasonably be expected to have a Material Adverse Effect, (i) maintain and preserve all property necessary or desirable to the conduct of such business and keep such property in good repair, working order and condition, ordinary wear and tear, casualty and condemnation excepted, and (ii) from time to time make, or cause to be made, all needed repairs, renewals, additions, improvements and replacements thereto necessary or desirable to the conduct of its business.

(k) Policies and Procedures. Institute and continue to maintain and enforce, adequate policies and procedures designed to ensure compliance with Anti-Corruption Laws and Sanctions.

(l) Taxes. The Canadian Originator will (i) timely file all federal and other material Tax returns required to be filed by it and (ii) pay, or cause to be paid, all federal and other material Taxes, assessments and other governmental charges, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP.

(m) Accounting. Other than for consolidated accounting purposes or for purposes of federal income tax and provincial and local taxes measured by net income and for provincial and local sales and other transactional tax purposes, the Canadian Originator will not account for or treat the transactions contemplated hereby in any manner other than as a sale of Canadian Trade Receivables and the Related Assets by the Canadian Originator to the Buyer.

(n) Commingling. The Canadian Originator shall, at all times, take commercially reasonable actions to ensure that on and after the Closing Date that no funds are deposited into any Canadian Lock-Box Account other than Collections on Canadian Trade Receivables and collections on Excluded Canadian Trade Receivables.

(o) Financial Administration Act; Etc. If requested by the Administrative Agent or the Buyer during the existence of an Event of Termination, the Canadian Originator shall prepare and make any filings under the Financial Administration Act (or any other similar Applicable Law) with respect to Canadian Trade Receivables from Obligors that are Governmental Authorities, that are reasonably necessary or desirable in order for the Administrative Agent to enforce such Canadian Trade Receivable against the Obligor thereof.

(p) Commingling Ratio. The Canadian Originator will ensure that for each Settlement Period, that the Commingling Ratio for such Settlement Period does not exceed 5.0%.

SECTION 5.3 Reporting Requirements. From the date hereof until the Final Payout Date, the Canadian Originator will furnish (or cause to be furnished) to the Buyer and to the Administrative Agent each of the following:

(a) Receivable Information. Such additional information regarding (A) the Canadian Trade Receivables sold by the Canadian Originator hereunder as the Buyer, the Administrative Agent or any Group Agent may from time to time reasonably request and (B) the principal amount, payment terms and obligors of the Excluded Canadian Trade Receivables as the Buyer, the Administrative Agent or any Group Agent may from time to time reasonably request.

(b) Financial Statements and Other Information. The Canadian Originator shall furnish (or caused to be furnished) to the Administrative Agent:

(i) promptly after the sending thereof, copies of all proxy statements, financial statements and regular or special reports which the Performance Guarantor sends to its stockholders;

(ii) promptly upon its receipt of any material notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Buyer, the Administrative Agent or any Group Agent, copies of the same;

(iii) promptly following a request therefor, any documentation or other information (including with respect to any Dayforce Party) that the Administrative Agent or any Group Agent reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(iv) promptly following knowledge thereof, notice of any “event of default” (or similar event) that has occurred under the Credit Agreement;

(v) from time to time such further information regarding the business, affairs and financial condition of the Dayforce Parties as the Buyer or the Administrative Agent shall reasonably request;

(vi) information required to be delivered pursuant to Sections 5.3(b)(i) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov; and

(vii) within 45 days after the end of each fiscal quarter of the Buyer, a copy of the partnership register of the Buyer showing the Canadian Originator’s capital account in the Buyer with adjustment to reflect the Purchase Price paid to the Canadian Originator during the preceding calendar quarter.

(c) [Reserved].

(d) Events of Termination, Etc. Notice of the occurrence of any Purchase and Sale Termination Event, Event of Termination or Unmatured Event of Termination, accompanied by a written statement of a Responsible Officer of the Canadian Originator setting forth details of the event and the action that the Canadian Originator proposes to take with respect thereto, such notice to be provided promptly (but not later than five (5) Business Days) after the Canadian Originator obtains knowledge of any such event.

(e) Litigation. As soon as possible, and in any event within five (5) Business Days after the Canadian Originator obtains knowledge thereof, notice of (i) any litigation, investigation or proceeding initiated against any Dayforce Party which may exist at any time which has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) any material adverse development in any such litigation previously disclosed by it.

(f) Change in Credit and Collection Policies or Business. At least fifteen (15) Business Days prior to (i) the effectiveness of any change in or amendment to the Credit and Collection Policy that would be reasonably likely to materially and adversely affect the collectability of the Canadian Trade Receivables or decrease the credit quality of any material portion of any newly created Canadian Trade Receivables, a written notice (A) indicating such change or amendment and (B) requesting the Buyer’s, the Administrative Agent’s and Group Agent’s consent thereto and (ii) any change in the character of the Canadian Originator’s business that has or would, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of the Canadian Originator to perform its obligations hereunder or otherwise have a Material Adverse Effect or that would prevent the Canadian Originator from conducting its business operations relating to the Canadian Trade Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents, a written notice indicating such change and requesting the Buyer’s, the Administrative Agent’s and the Majority Group Agents’ consent thereto.

(g) Change in Accountants or Accounting Policy. Promptly notify the Buyer, the Administrative Agent and each Group Agent of any change in (i) the external accountants of the Canadian Originator or (ii) any material accounting policy of the Canadian Originator (it being understood that any change to the manner in which the Canadian Originator accounts for the Canadian Trade Receivables or the transactions contemplated under the Transaction Documents shall be deemed “material” for such purpose).

(h) Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of any Dayforce Party as the Administrative Agent or the Buyer may from time to time reasonably request in order to protect the interests of the Buyer, the Administrative Agent or any Purchaser Party under or as contemplated by this Agreement or any other Transaction Document or to comply with any Applicable Law or any Governmental Authority.

SECTION 5.4 Negative Covenants of the Canadian Originator. From the date hereof until the Final Payout Date, the Canadian Originator shall not, without the prior written consent of the Administrative Agent and the Buyer, do or permit to occur any act or circumstance that it has covenanted not to do or permit to occur in any Transaction Document to which it is a party in any capacity, or:

(a) Interference. Take any action that would cause the Buyer to breach any of its representations, undertakings, obligations or covenants under any of the Transaction Documents.

(b) Sales, Adverse Claims, Etc. Except as otherwise explicitly provided herein or in the other Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to any Canadian Trade Receivable or related Contract or any Related Asset, or any interest therein, or any proceeds of the foregoing, or any lock-box account or deposit account to which any Collections on any of the foregoing are sent, or any right to receive income or proceeds from or in respect of any of the foregoing.

(c) Extension or Amendment of Canadian Trade Receivables. Except as permitted under Section 9.02(a) or 9.02(b), as applicable, of the Receivables Purchase Agreement, extend, amend or otherwise modify the payment terms of any Canadian Trade Receivable or amend, modify or waive any payment term or condition of any related Contract, in each case if either (i) a Capital Coverage Deficit exists or shall exist after giving effect thereto or (ii) an Event of Termination has occurred and is continuing, unless a corresponding Deemed Collection payment in respect of such Canadian Trade Receivable is made, in full, in connection therewith in accordance with Section 3.2.

(d) Change in Credit and Collection Policies or Business. (i) Make or consent to any change in, or waive any of the provisions of, the Credit and Collection Policies that would be reasonably likely to materially and adversely affect the collectability of the Canadian Trade Receivables or decrease the credit quality of any material portion of newly created Canadian Trade Receivables without the prior written consent of the Buyer, the Administrative Agent and the Group Agents, (ii) make any change in the character of its business that has or could reasonably be expected to materially and adversely affect the ability of the Canadian Originator to perform its obligations hereunder or the other Transaction Documents or that would prevent the Canadian Originator from conducting its business operations relating to the Canadian Trade Receivables or the performance of the Canadian Originator’s duties and obligations hereunder or under any other Transaction Documents, without the prior written consent of the Buyer, the Administrative Agent and the Group Agents or (iii) amend, waive or otherwise modify any other Transaction Document to which it is a party, in any capacity, or consent to any amendment, waiver or modification of any Transaction Document, in each case, without the prior written consent of the Buyer, the Administrative Agent and the Majority Group Agents.

(e) Change in Lock-Box Banks. (i) Add any bank or lock-box account not listed on Schedule II to the Receivables Purchase Agreement as a Canadian Lock-Box Bank or Canadian Lock-Box Account unless the Administrative Agent shall have previously approved and received duly executed copies of all Canadian Lock-Box Agreements and/or amendments thereto covering each such new bank and lock-box account, (ii) terminate any Canadian Lock-Box Bank, Canadian Lock-Box Agreement or related Canadian Lock-Box Account, as applicable, without the prior written consent of the Administrative Agent and, in each case, only if all of the payments from Obligors that were being sent to such Canadian Lock-Box Bank or Canadian Lock-Box Account will, upon termination of such Canadian Lock-Box Bank or Canadian Lock-Box Account and at all times thereafter, be deposited in a Canadian Lock-Box Account with a Canadian Lock-Box Bank covered by a Canadian Lock-Box Agreement or (iv) amend, supplement or otherwise modify any Canadian Lock-Box Agreement without the prior written consent of the Buyer, the Administrative Agent and the Majority Group Agents.

(f) Mergers, Amalgamations, Acquisitions, Sales, Etc. Consolidate, amalgamate or merge with or into any other Person or sell, lease or transfer all or substantially all of its property and assets as an entirety to any Person, unless in the case of any merger, amalgamation or consolidation (i) the Canadian Originator shall be the surviving entity and (A) no Change in Control shall result and (B) no Purchase and Sale Termination Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing or would result therefrom or (ii) (A) the surviving entity shall be an entity organized or existing under the laws of Canada or any province or territory thereof, (B) the surviving entity shall execute and deliver to the Buyer, the Buyer, the Administrative Agent and each Group Agent an agreement, in form and substance reasonably satisfactory to the Administrative Agent, containing an assumption by the surviving entity of the due and punctual performance and observance of each obligation, covenant and condition of the Canadian Originator under this Agreement and each other Transaction Document, (C) no Change in Control shall result, (D) the Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to the Buyer and the Administrative Agent, that its obligations under the Performance Guaranty shall apply to the surviving entity, (E) the Administrative Agent and the Group Agents receive all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act as it shall request, (F) no Purchase and Sale Termination Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing or would result immediately after giving effect thereto, (G) the Buyer, the Administrative Agent and the Majority Group Agents provide prior written consent to such transaction and (H) the Administrative Agent and the Administrative Agent receives such additional certifications, documents, instruments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new PPSA financing statements or amendments to existing PPSA financing statements.

(g) Deposits to Accounts. (i) Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection on Canadian Trade Receivables or proceeds thereof to any deposit account or lock-box account (or related lock-box, if applicable) that is not either (x) if such date of determination is on or after the Second Post-Closing Date, covered by a Canadian Lock-Box Agreement or (y) a Canadian Originator Account, or (ii) permit funds other than Collections on Canadian Trade Receivables and collections on Excluded Canadian Trade Receivables to be deposited into any Canadian Lock-Box Account.

(h) Change in Organization, Etc. (i) Change its jurisdiction of organization or formation or its name (including adding any French only name, combined French/English name and/or English/French name), identity or corporate structure, (ii) change its Chief Office or (iii) make any other change that could impair any financing statement filed or other action taken to perfect the Buyer’s or the Administrative Agent’s interests hereunder and under the Receivables Purchase Agreement, as applicable, or otherwise render any such financing statement “seriously misleading” as such term (or similar term) is used in the PPSA, unless (A) no Purchase and Sale Termination Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing or would result immediately after giving effect thereto, (B) no Change in Control shall result, (C) the Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to the Administrative Agent, that its obligations under the Performance Guaranty shall apply to the new entity, (D) the Administrative Agent and the Group Agents receive all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act as it shall request, (E) the Buyer, the Administrative Agent and the Majority Group Agents provide prior written consent to such change and (F) the Administrative Agent and the Buyer have received such certificates, documents, instruments, agreements and opinions of counsel as they shall reasonably request, including as to the necessity and adequacy of any new PPSA financing statements or financing change statements to existing PPSA financing statements. The Canadian Originator shall at all times maintain its jurisdiction of organization and its Chief Office within a jurisdiction in Canada in which the PPSA is in effect.

(i) Actions Impairing Quality of Title. Take any action that could reasonably be expected to cause any Canadian Trade Receivable, together with the Related Assets, not to be owned by the Buyer free and clear of any Adverse Claim; or take any action that could reasonably be expected to cause the Administrative Agent not to have a valid ownership interest in the Canadian Trade Receivables that are Sold Receivables or a first priority perfected security interest in the Canadian Trade Receivables that are Unsold Receivables, to the extent such security interest can be perfected by filing a financing statement or the execution of an account control agreement, any Related Assets (or any portion thereof) and all cash proceeds of any of the foregoing, in each case, free and clear of any Adverse Claim; or suffer the existence of any financing statement or other instrument similar in effect covering any Canadian Trade Receivable or any Related Asset on file in any recording office except such as may be filed (i) in favour of the Buyer in accordance with any Transaction Document or (ii) in favour of the Administrative Agent in accordance with this Agreement or any Transaction Document or take any action that could reasonably be expected to cause the Administrative Agent not to have a valid first priority perfected security interest in each Canadian Lock-Box Account and all amounts or instruments on deposit or credited therein from time to time.

(j) [Reserved].

(k) Sanctions. The Canadian Originator shall not, and will ensure that its Subsidiaries and Affiliates and their respective directors, officers, employees, agents, and joint venture partners shall not: (i) use, directly or indirectly, all or any part of the proceeds of any portion of the Purchase Price, for the purpose of funding, financing, or facilitating any activities, business or transaction of any Sanctioned Person or in any Sanctioned country or territory, or in any other manner that would result in violation of Sanctions applicable to any Dayforce Party or any Purchaser Party; or (ii) fund, directly or indirectly, all or part of, any repayment under this Agreement or any other Transaction Document out of proceeds derived from dealings with or property of a Sanctioned Person.

(l) Anti-Corruption Laws. None of: (i) the Canadian Originator, any Subsidiary or Affiliate thereof, or any of their respective directors, officers or employees; or (ii) any Person acting on behalf of the Canadian Originator or any Subsidiary or Affiliate thereof, shall directly or knowingly indirectly use all or any part of the proceeds of any portion of the Purchase Price for any purpose that would breach any Anti-Corruption Laws.

(m) No Adverse Claim on the Buyer. Create or permit to exist any Adverse Claim on any Capital Stock of the Buyer, other than any Adverse Claim in favour of the Credit Agreement Agent but only so long as the No Petition Agreement is in full force and effect and the Credit Agreement Agent is a party thereto.

ARTICLE VI

TERMINATION OF PURCHASES

SECTION 6.1 Voluntary Termination. Upon the occurrence and during the continuation of a Purchase and Sale Termination Event, the sale of Canadian Trade Receivables and Related Assets pursuant to this Agreement may be terminated by the Buyer, with the prior written consent of the Administrative Agent, at any time when the Aggregate Capital is equal to zero.

SECTION 6.2 Automatic Termination. The sale by the Canadian Originator of Canadian Trade Receivables and Related Assets pursuant to this Agreement shall automatically terminate if (i) an Event of Bankruptcy shall have occurred and remain continuing with respect to the Canadian Originator or the Buyer or (ii) the Final Payout Date shall have occurred.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1 The Canadian Originator’s Indemnity. Without limiting any other rights that the Buyer, the Buyer’s Affiliates and all of their respective successors, transferees, participants and assigns, the Administrative Agent, the Purchaser Parties, all Persons referred to in Section 8.4 hereof, and all assigns, officers, members, managers, directors, shareholders, employees and agents of any of the foregoing (each an “Canadian Originator Indemnified Party”), may have hereunder or under Applicable Law, the Canadian Originator, hereby agrees to indemnify and hold harmless each Canadian Originator Indemnified Party from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Canadian Originator pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other reasonable and documented out-of-pocket costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as “Canadian Originator Indemnified Amounts”); excluding however (a) Taxes (other than any Taxes (I) that represent losses, claims, damages, etc. arising from any non-Tax claim or (II) that are specifically described below), (b) Canadian Originator Indemnified Amounts resulting solely from the gross negligence or willful misconduct by the Canadian Originator Indemnified Party seeking indemnification, as determined by a final non-appealable judgment of a court of competent jurisdiction and (c) Canadian Originator Indemnified Amounts to the extent the same includes losses in respect of Canadian Trade Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, the Canadian Originator shall pay on demand to each Canadian Originator Indemnified Party any and all amounts necessary to indemnify the Canadian Originator Indemnified Party from and against any and all Canadian Originator Indemnified Amounts relating to or resulting from any of the following (but excluding Canadian Originator Indemnified Amounts and Taxes described in clauses (a), (b) and (c) above):

(i) the transfer by the Canadian Originator of any interest in any Canadian Trade Receivable other than the sale of any Canadian Trade Receivable and Related Assets to the Buyer pursuant to this Agreement or the subsequent assignment to the Administrative Agent;

(ii) any representation, warranty or statement made or deemed made by the Canadian Originator (or any of its officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Weekly Report or any other information or report delivered by or on behalf of any Canadian Originator pursuant hereto, which shall have been untrue, false or incorrect when made or deemed made;

(iii) the failure of the Canadian Originator to comply with the terms of any Transaction Document or any other Applicable Law or the nonconformity of any such Canadian Trade Receivable or Related Assets with any such Applicable Law;

(iv) the lack of an enforceable first priority perfected ownership interest in the Canadian Trade Receivables (and all Related Assets) transferred by the Canadian Originator, or purported to be transferred by the Canadian Originator, to the Buyer pursuant to this Agreement against all Persons (including any bankruptcy trustee or similar Person);

(v) any attempt by any Person (including Buyer) to void the transfers by the Canadian Originator contemplated hereby under statutory provisions or common law or equitable action;

(vi) the failure to have filed, or any delay in filing, financing statements, financing change statements or other similar instruments or documents under the PPSA of any applicable jurisdiction or other Applicable Laws with respect to any Canadian Trade Receivable and the other Related Assets in respect thereof, transferred by the Canadian Originator, or purported to be transferred by the Canadian Originator, to the Buyer pursuant to this Agreement whether at the time of any purchase or acquisition, as applicable, or at any subsequent time;

(vii) any dispute, claim, offset or defense (other than discharge in bankruptcy) or other similar claim of the Obligor to the payment of any Canadian Trade Receivable (including a defense based on such Canadian Trade Receivable, the related Contract or the Related Assets not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), any other claim resulting from the sale of goods or the rendering of services related to such Canadian Trade Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness or relating to collection activities with respect to such Canadian Trade Receivable;

(viii) any failure of the Canadian Originator to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to the Canadian Trade Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Canadian Trade Receivable;

(ix) any products liability, environmental or other claim arising out of or in connection with any Canadian Trade Receivable or Related Assets or other merchandise, goods or services which are the subject of or related to any Canadian Trade Receivable or Related Assets;

(x) the ownership, delivery, non-delivery, possession, design, construction, use, maintenance, transportation, performance (whether or not according to specifications), operation (including the failure to operate or faulty operation), condition, return, sale, repossession or other disposition or safety of any Related Assets (including claims for patent, trademark, or copyright infringement and claims for injury to persons or property, liability principles, or otherwise, and claims of breach of warranty, whether express or implied) transferred or purported to be transferred by the Canadian Originator;

(xi) any failure of the Canadian Originator to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii) any setoff with respect to any Canadian Trade Receivable;

(xiii) the failure by the Canadian Originator to notify any Obligor of the assignment pursuant to the terms hereof of any Canadian Trade Receivable or Related Assets to the Buyer (and subsequently, pursuant to the Receivables Purchase Agreement, to the Administrative Agent for the benefit of Purchaser Parties) or the failure to require that all Collections on Canadian Trade Receivables be deposited directly in a Canadian Lock-Box Account covered by a Canadian Lock-Box Agreement;

(xiv) any loss arising, directly or indirectly, as a result of the imposition of sales or analogous Taxes on or with respect to the Canadian Trade Receivables or Related Assets or the failure by the Canadian Originator to timely collect and remit to the appropriate authority any such Taxes;

(xv) any Canadian federal withholding Taxes imposed upon the Canadian Originator Indemnified Party arising by reason of the underlying transactions between the Canadian Originator and Obligor, or relating to or with respect to any Canadian Trade Receivable or Related Assets or the transfer of any Canadian Trade Receivable or Related Assets to Buyer under this Agreement, including, for greater certainty, any Canadian federal withholding Taxes on any indemnity payment pursuant to this clause (xv), and all costs and expenses related thereto or arising therefrom;

(xvi) any commingling of any Collections by the Canadian Originator relating to the Canadian Trade Receivables or Related Assets with any of its own funds or the funds of any other Person;

(xvii) any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Documents or in respect of any Canadian Trade Receivable or any related Contract;

(xviii) with respect to any Canadian Trade Receivable, the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(xix) the failure of the Canadian Originator to perform any of its duties or obligations under any Contract related to any Canadian Trade Receivable;

(xx) any failure by the Canadian Originator to obtain consent from any Obligor prior to the assignment of any Canadian Trade Receivable and Related Assets pursuant to the terms of this Agreement;

(xxi) any investigation, litigation or proceeding (actual or threatened) related to any Canadian Lock-Box Account or any amounts on deposit in any Canadian Lock-Box Account;

(xxii) any breach of any Contract as a result of the sale thereof or any Canadian Trade Receivables related thereto pursuant to this Agreement;

(xxiii) any inability of the Canadian Originator or the Buyer to assign any Canadian Trade Receivable or Related Asset as contemplated under the Transaction Documents; or the violation or breach by the Canadian Originator of any confidentiality provision, or of any similar covenant of non-disclosure, with respect to any Contract, or any other Canadian Originator Indemnified Amount with respect to or resulting from any such violation or breach; or

(xxiv) any civil penalty or fine assessed by OFAC or any other governmental authority administering any Anti-Corruption Law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with the defense thereof by, any Canadian Originator Indemnified Party in connection with the Transaction Documents as a result of any action by the Canadian Originator or its respective Affiliates.

SECTION 7.2 Contribution. If for any reason the indemnification provided above in this Article VII is unavailable to a Canadian Originator Indemnified Party or is insufficient to hold a Canadian Originator Indemnified Party harmless for Canadian Originator Indemnified Amounts, then the Canadian Originator shall contribute to the amount paid or payable by the Canadian Originator Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Canadian Originator Indemnified Party on the one hand and the Canadian Originator on the other hand but also the relative fault of the Canadian Originator Indemnified Party as well as any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Canadian Originator under this Article VII shall be in addition to any liability which the Canadian Originator may otherwise have, shall extend upon the same terms and conditions to each Canadian Originator Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Canadian Originator and the Canadian Originator Indemnified Parties. Any indemnification or contribution under this Article VII shall survive the termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Amendments, Etc. No amendment, modification or waiver of any provision of this Agreement nor consent to any departure by the Canadian Originator therefrom shall in any event be effective unless the same shall be in writing and signed by the Buyer, the Administrative Agent, the Majority Group Agents and (if an amendment) the Canadian Originator, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The Canadian Originator may not amend, waive or otherwise modify any other Transaction Document executed by it without the written consent of the Buyer, the Administrative Agent and the Majority Group Agents.

SECTION 8.2 No Waiver; Remedies.

(a) No failure on the part of the Buyer or any Canadian Originator Indemnified Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. If an Event of Termination has occurred and is continuing, the Buyer (or Administrative Agent as assignee of the Buyer’s rights hereunder pursuant to a grant of security) shall have, in addition to all other rights and remedies under this Agreement, any other Transaction Document or otherwise, all other rights and remedies provided under the PPSA of each applicable jurisdiction and other Applicable Laws. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Applicable Law. The Canadian Originator hereby consents to and agrees to be bound by the specific remedies provisions of Section 9.04 and 10.01 of the Receivables Purchase Agreement as if they were set forth herein mutatis mutandis. Without limiting the foregoing, MUFG, individually and as Administrative Agent, and each Purchaser Party and Group Agent, and any of their Affiliates (the “Set-off Parties”) are each hereby authorized by each of the parties hereto, from time to time during the continuance of an Event of Termination, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by and other indebtedness at any time owing to any such Set-off Party to or for the credit to the account of such party, against all due but unpaid obligations of such party, now or hereafter existing under this Agreement, to any Affected Person, any Canadian Originator Indemnified Party or any other Affected Person.

SECTION 8.3 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication and e-mail) and faxed, emailed or delivered to each party hereto, at its address set forth in Annex 2 or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by (i) facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), (ii) e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (iii) notices and communications sent by other means shall be effective when received.

SECTION 8.4 Binding Effect; Assignment. The Canadian Originator acknowledges that institutions providing financing (by way of loans or purchases of Canadian Trade Receivables or interests therein) pursuant to the Receivables Purchase Agreement may rely upon the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Receivables Purchase Agreement. The Canadian Originator acknowledges that the Buyer’s rights under this Agreement may be assigned to MUFG, the Administrative Agent or another Purchaser under the Receivables Purchase Agreement as security for the obligations of the Buyer under the Receivables Purchase Agreement, consents to such assignment and to the exercise of those rights directly by MUFG, the Administrative Agent or another Purchaser to the extent permitted by the Receivables Purchase Agreement and acknowledges and agrees that MUFG, individually, as Administrative Agent and as a Purchaser and the other Affected Persons and each of their respective successors and permitted assigns are beneficiaries of this Agreement by virtue of such pledge. To the extent necessary to allow any such Person to take full advantage of these rights, Buyer undertakes to hold any rights granted to such Person under this Agreement as trustee and agent for the benefit of such Person.

SECTION 8.5 Survival. The rights and remedies with respect to any breach of any representation and warranty made by the Canadian Originator or the Buyer pursuant to Section 3.2, Article IV, the indemnification provisions of Article VII, and the provisions of Sections 8.4, 8.5, 8.6, 8.8, 8.9, 8.10, 8.11, 8.12, 8.14 and 8.16 shall survive any termination of this Agreement.

SECTION 8.6 Costs, Expenses and Taxes. In addition to its obligations under Section 7 hereof, and to the extent not paid by the U.S. Originators or any of them, the Canadian Originator, agrees to pay on demand: (a) all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto), including (i) the reasonable Attorney Costs for the Administrative Agent and the other Purchaser Parties with respect thereto and with respect to advising the Administrative Agent and the other Purchaser Parties as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable and documented accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Purchaser Parties and the fees and charges of any Rating Agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Purchaser Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document and (b) all stamp, franchise and other Taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and the other Transaction Documents, and agrees to indemnify each Canadian Originator Indemnified Party and their respective Affiliates against any liabilities for, or resulting from any delay in paying (or failure to pay), such Taxes and fees. In addition, the Canadian Originator agrees to pay on demand all reasonable out-of-pocket and documented costs and expenses (including reasonable Attorney Costs), of the Administrative Agent and the other Purchaser Parties, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement to the extent not paid by the U.S. Originators or any of them.

SECTION 8.7 Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of an original executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Electronic Commerce Act (Ontario), the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar laws based on the Uniform Electronic Transactions Act.

SECTION 8.8 Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

SECTION 8.9 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 8.10 Consent to Jurisdiction; Waiver of Immunities. EACH CANADIAN ORIGINATOR AND THE BUYER HEREBY ACKNOWLEDGES AND AGREES THAT:

(a) IT IRREVOCABLY (i) SUBMITS AND ATTORNS TO THE NON-EXCLUSIVE JURISDICTION, FIRST, OF ANY COURT OF COMPETENT JURISDICTION SITTING IN THE PROVINCE OF ONTARIO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH COURTS OR ANY OTHER COURT SELECTED IN ACCORDANCE WITH THE TERMS OF THE RECEIVABLES PURCHASE AGREEMENT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

(b) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

SECTION 8.11 Confidentiality. Each party hereto agrees to comply with, and be bound by, the confidentiality provisions of Section 14.06 of the Receivables Purchase Agreement as if they were set forth herein mutatis mutandis.

SECTION 8.12 No Proceedings. The Canadian Originator agrees, for the benefit of the parties to the Receivables Purchase Agreement, that it will not institute against the Buyer, or join any other Person in instituting against the Buyer, any proceeding of the type referred to in the definition of Event of Bankruptcy from the Closing Date until one year and one day after the Final Payout Date. In addition, all amounts payable by the Buyer to the Canadian Originator pursuant to this Agreement shall be payable solely from funds available for that purpose (after the Buyer has satisfied all obligations then due and owing under the Receivables Purchase Agreement).

SECTION 8.13 No Recourse Against Other Parties. No recourse under any obligation, covenant or agreement of the Buyer contained in this Agreement shall be had against any stockholder, employee, officer, director, member, manager incorporator or organizer of the Buyer.

SECTION 8.14 Binding Terms in Other Transaction Documents. The Canadian Originator hereby makes for the benefit of the Administrative Agent, each Purchaser, each other Secured Party, each of the representations, warranties, covenants, and agreements, and accepts all other binding terms, including the waiver of any rights, which are made applicable to the Canadian Originator in any other Transaction Document, each as if the same (together with any provisions incorporated therein by reference) were set forth in full herein.

SECTION 8.15 [Reserved].

SECTION 8.16 Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.17 References to Acts of the Buyer. For greater certainty, where any reference is made in this Agreement or in any other Transaction Document or other agreement executed pursuant hereto or contemplated hereby to which the Buyer, the Canadian LP or the Canadian GP, as general partner for the Canadian LP, is party, to an act to be performed by, an appointment to be made by, an obligation or liability of, an asset or right of, a discharge or release to be provided by, a suit or proceeding to be taken by or against, or a covenant, representation or warranty (other than relating to the constitution or existence of the Canadian GP or the Canadian LP) by or with respect to, (i) the Buyer, (ii) the Canadian LP or (iii) the Canadian GP, such reference shall be construed and applied for all purposes herein and therein as if it referred to an act to be performed by, an appointment to be made by, an obligation or liability of, an asset or right of, a discharge or release to be provided by, a suit or proceeding to be taken by or against or a covenant, representation or warranty (other than relating to the constitution or existence of the Buyer or the Canadian LP) by or with respect to, the Canadian GP as general partner for the Canadian LP.

SECTION 8.18 Quebec Interpretation. For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim”, “reservation of ownership” and a resolutory clause, (c) all references to filing, perfection, priority, remedies, registering or recording under the Personal Property Security Act shall include publication under the Civil Code of Quebec, (d) all references to “perfection” of or “perfected” lien or security interest shall include a reference to an “opposable” or “set up” hypothec or assignment, as applicable, as against third parties, (e) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (f) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (g) an “agent” shall include a “mandatary”, (h) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”, (i) “priority” shall include “rank” or “prior claim”, as applicable, (j) “accounts” shall include “claims”, and (k) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

SECTION 8.19 Order of Execution. The Buyer, the Canadian Originator, the Canadian Servicer and the Administrative Agent have caused this Agreement to be executed first by the Buyer, the Canadian Originator and the Canadian Servicer and then by the Administrative Agent outside of Canada, in each case, by their respective duly authorized officers or representatives, and this Agreement shall become a binding agreement among the parties hereto upon the execution by the Administrative Agent of this Agreement outside of Canada.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DAYFORCE CANADA LTD.,
as Canadian Originator and as Canadian Servicer

By:
Name:
Title:

DAYFORCE CANADA RECEIVABLES LP, by its general partner, DAYFORCE CANADA RECEIVABLES LTD., as Buyer

By:
Name:
Title:

MUFG BANK, LTD.,
as Administrative Agent

By:
Name:
Title:

S-1	Canadian Purchase and Sale Agreement

Schedule I

LIST AND LOCATION OF EACH CANADIAN ORIGINATOR

Canadian Originator	Location
Dayforce Canada Ltd.	Ontario

Schedule 1, Page 1

ANNEX 1

PPSA DETAILS SCHEDULE

(1)	Dayforce Canada Ltd.:

(a)	Chief Executive Office

4110 Yonge Street, Suite 400

North York, Ontario

M2P 2B7

(b)	Locations Where Records Are Kept

4110 Yonge Street, Suite 400

North York, Ontario

M2P 2B7

333 Bay Street, Suite 3400

Toronto, Ontario

M5H 2S7

(c)	Doing Business As Names; Changes in Location or Name

Prior Name: Ceridian Canada Ltd. / Ceridian Canada Ltee.

(d)	Jurisdiction of Organization

Canada

(e)	True Legal Name

Dayforce Canada Ltd./Dayforce Canada Ltée

(f)	Organizational Identification Number

Corporation No: 1361339-9

Business Number: 873711170RC0007

Annex 1, Page 1

ANNEX 2

NOTICE INFORMATION

If to the Canadian Originator, to the following, as applicable:

Dayforce Canada Ltd.

4110 Yonge Street, Suite 400

North York, Ontario

M2P 2B7

Attention: Erika Eichten

Tel: 952-548-1379.

Email: Erika.Eichten@dayforce.com

If to the Buyer:

Dayforce Canada Receivables LP

4110 Yonge Street, Suite 400

North York, Ontario

M2P 2B7

Erika Eichten

Tel: 952-548-1379.

Email: Erika.Eichten@dayforce.com

With a copy to each Purchaser and Administrative Agent at their respective addresses set forth in the Receivables Purchase Agreement.

Annex 2, Page 1

Exhibit 2.5

FORM OF QUEBEC ASSIGNMENT AGREEMENT

(See attached)

Exhibit 2.5, Page 1